EXHIBIT 99.1

Glacier Bancorp, Inc. Announces Acquisition of First National Bank of the Rockies in Grand Junction, Colorado

KALISPELL, Mont., May 8, 2014 (GLOBE NEWSWIRE) -- Glacier Bancorp, Inc. (Nasdaq:GBCI) today announced the signing of a definitive agreement to acquire First National Bank of the Rockies (or "FNBR"), a community bank based in Grand Junction, Colorado. The acquisition marks Glacier's 15th acquisition since 2000 and its third announced transaction in the past 15 months. FNBR provides community banking services to individuals and businesses in northwestern Colorado, with ten banking offices located in Grand Junction, Steamboat Springs, Meeker, Rangely, Craig, Hayden, and Oak Creek. As of March 31, 2014 the bank had total assets of $343 million, gross loans of $132 million and total deposits of $305 million.

The boards of Glacier and FNBR Holding Corporation (FNBR's holding company) unanimously approved the transaction, which is subject to regulatory approval and other customary conditions of closing. The transaction provides for the payment to FNBR Holding Corporation shareholders of $16.3 million in cash and 555,733 shares of Glacier common stock. Based on the closing price of $25.06 for Glacier shares on May 8, 2014, the transaction would result in an aggregate value of $30.3 million. As of March 31, 2014, FNBR Holding Corporation had consolidated tangible equity of $32.7 million. Upon closing of the transaction, which is anticipated to take place in the third quarter, FNBR will be merged into Glacier Bank and become part of the Bank of the San Juans banking division.

"We are excited to be adding First National Bank of the Rockies to the Glacier family of banks," stated Mick Blodnick, Glacier's President and Chief Executive Officer. "This combination allows us to continue to expand in Colorado's Western Slope, a very attractive market that we have targeted for continued expansion. FNBR brings to us a sizable community bank with a long history of serving northwestern Colorado. The region offers attractive long-term growth prospects with a solid economic base of energy, agriculture, tourism, mining and healthcare." Blodnick added, "FNBR serves the region well, with respected management, strong customer relationships and an excellent core deposit base." Blodnick also noted that the transaction will be immediately accretive to both Glacier's earnings per share and tangible book value per share.

Pete Waller, Chairman, President and CEO of FNBR, commented, "We are excited to join the Glacier family of banks. FNBR's 110 year legacy in western Colorado has molded strong ties with our customers and the communities in which we serve. Consumers in western Colorado will benefit from the expanded products, services, and lending capabilities that our affiliation with Glacier will bring. Our management and staff look forward to the new growth opportunities that are sure to result from the combination."

Glacier management will review additional information regarding the transaction in a conference call beginning at 9 a.m. Mountain Time on Friday, May 9, 2014. The call may be accessed by dialing 877-561-2748 and the conference ID is 42440447. A slide presentation to accompany management's commentary may be accessed from Glacier's May 8, 2014 8-K filing with the SEC or at http://www.snl.com/IRWebLinkX/presentations.aspx?iid=1023792.

Glacier was advised in the transaction by D.A. Davidson & Co., as financial advisor, and Graham & Dunn, P.C. as legal counsel. FNBR Holding Corporation was advised by St. Charles Capital LLC as financial advisor, and Swift and Bramler, LLC, as legal counsel.

About Glacier Bancorp, Inc.

Glacier Bancorp, Inc. is a regional bank holding company providing commercial banking services in 72 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and is the parent company for Glacier Bank, Kalispell and Bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown, all operating in Montana; as well as Mountain West Bank, Coeur d'Alene operating in Idaho, Utah and Washington; Citizens Community Bank, Pocatello, operating in Idaho; 1st Bank, Evanston, operating in Wyoming and Utah; First Bank of Wyoming, Powell and First State Bank, Wheatland, each operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; and Bank of the San Juans, Durango, operating in Colorado.

Visit Glacier's website at http://www.glacierbancorp.com

Forward Looking Statements

This news release includes forward looking statements, which describe management's expectations regarding future events and developments such as the benefits of the business combination transaction involving the Company and FNBR, continued success of the Company's style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (3) costs or difficulties related to the integration of acquisitions are greater than expected; or (4) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

Additional Information About the Merger and Where to Find It

In connection with the proposed transaction, Glacier will file with the U.S. Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 that will include a Proxy Statement/Prospectus of Glacier, as well as other relevant documents concerning the proposed transaction. Shareholders of Glacier are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. The Proxy Statement/Prospectus and other relevant materials (when they become available) filed with the SEC may be obtained free of charge at the SEC's website at http://www.sec.gov. Shareholders are urged to read the Proxy Statement/Prospectus and other relevant materials before voting on the transaction.

A presentation accompanying this release is available at http://media.globenewswire.com/cache/21011/file/26324.pdf

CONTACT: Michael J. Blodnick
         (406) 751-4701